EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees that the Schedule 13D to which this Joint Filing Agreement is attached, and any amendments thereto, relating to the Class A ordinary shares, par value US$0.001 per share, of JIN MEDICAL INTERNATIONAL LTD., shall be filed jointly on behalf of each of the undersigned.

Each of the undersigned acknowledges that it shall be responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness or accuracy of information concerning any other filing person, except to the extent it knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of August 21, 2026.

ERQI WANG

By:	/s/ Erqi Wang
Name:	Erqi Wang

JOLLY HARMONY ENTERPRISES LIMITED

By:	/s/ Erqi Wang
Name:	Erqi Wang
Title:	Director

ER PU INTERNATIONAL LIMITED

By:	/s/ Erqi Wang
Name:	Erqi Wang
Title:	Director